EXHIBIT 99.1

TPT Global Tech Unveils Groundbreaking Strategy: VuMe Super App to Integrate Adaptive AI and Data Stream Learning, Revolutionizing Smart City Development and Content Creation

Embracing the Power of Adaptive Artificial Intelligence and Data Stream Learning, TPTW Sets a New Standard in Innovation and User Experience

SAN DIEGO, CA / ACCESSWIRE / March 12, 2024 / TPTW (OTC Pink:TPTW), a leading innovator in technology and telecommunications, announces a strategic update poised to redefine the landscape of digital platforms. With the imminent launch of the VuMe Super App, TPTW is pioneering the integration of cutting-edge Adaptive Artificial Intelligence (AI) and Data Stream Learning, revolutionizing Smart City Development and content creation.

"Our vision with the VuMe Super App goes beyond conventional boundaries," stated Stephen Thomas, III, CEO of TPT Global Tech, Inc. "We are harnessing the transformative power of Adaptive AI and Data Stream Learning to create a platform that not only enhances user experience but also drives innovation across multiple industries."

Integrating Adaptive AI and Data Stream Learning: TPTW's strategy centers on integrating Adaptive AI and Data Stream Learning into the VuMe Super App, with an initial focus on Smart City Development projects. This integration will enable the platform to leverage proprietary algorithms and data analytics to optimize energy consumption monitoring, content creation, advertising, and personalized offerings.

"We're leveraging capabilities traditionally reserved for industry giants," added Thomas. "This positions us as pioneers in the AI evolution, with unmatched potential to reshape how businesses operate."

Advantages of Adaptive AI and Data Stream Learning: Unlike traditional AI technologies, TPTW's approach offers several key advantages:

•	High Accuracy: Our technology delivers precise results, ensuring superior performance for our customers.
•	Continuous Learning: Adaptive models continuously evolve, capturing new patterns and trends without degradation over time.
•	Reduced Maintenance Costs: With non-adaptive models, maintenance and re-training are inevitable. TPTW's adaptive models eliminate this need, resulting in significant cost savings.

Content Creation Strategy: The VuMe Super App empowers users with intuitive tools to create, share, and monetize content seamlessly. Leveraging partnerships with TPT Entertainment and Media LLC, and Blue Collar Productions, TPTW aims to revolutionize content creation and distribution globally.

"Our vision is to transform the way entertainment content is delivered globally,"," stated Roy Foreman, President of TPT Entertainment and Media LLC. He added "With VuMe, we're poised to redefine entertainment content delivery and provide users with unparalleled access to premium content."

"Our content creation strategy is rooted in empowering users and fostering creativity. With VuMe, we're not only providing tools for content creation but also offering a platform that rewards creativity and fosters community engagement" stated Mark Rowen, CEO of Blue Collar Productions, a majority-controlled public company owned by TPT Global Tech.

Expanding User Base and Distribution: TPTW's distribution strategy encompasses two key categories:

•	Smart City Development Projects: TPTW aims to capitalize on Smart City Communities and its initiatives, leveraging data analytics to optimize energy consumption and drive sustainability.

•	Mobile Telecom and High-Speed Internet Services: Recent acquisition, including TPT Speed Connect, GeoKall Mobile, positions TPTW to expand its reach and offerings within the telecommunications sector.

"With strategic acquisitions and partnerships, we're poised to accelerate growth and expand our user base," added Thomas. "The VuMe Super App represents a new era of digital innovation, and we're excited to lead the way."

Gartner Report on SuperApps: According to the Gartner Report, by 2027, more than 50% of the global population will be daily active users of multiple Superapps. Superapps pioneer engagement by providing users with a highly personalized and contextualized digital experience inside a single app.

Timeline: TPTW anticipates the launch of the VuMe Super App in 2024, following extensive beta testing and refinement.

About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.